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                                                                Exhibit 10(A)
                                Retirement Plan
                          For Non-employee Directors
                              of Olin Corporation
                      (As Amended Through April 25, 1996)


                             Article I.  The Plan

     1.1 Establishment of Plan. Olin Corporation (the "Company") hereby establishes the Retirement Plan for Non-employee Directors of Olin Corporation (the "Plan"), effective July 1, 1987.

     1.2 Purpose. The purpose of this Plan is to provide eligible members of the Company's Board of Directors ("Board") with retirement income in consideration of their valued service on the Board. The Board has determined that the establishment of such a benefit will be useful in its efforts to retain and attract highly qualified individuals to serve as Directors of the Company.

                           Article II.  Eligibility

     2.1 Eligibility. An individual shall be entitled to a benefit under the Plan if he or she has served as a Director of the Company after July 1, 1987 and has at least five (5) Years of Service as a non-employee Director; PROVIDED, HOWEVER, that if an individual is eligible for any other pension benefits from the Company, including, but not limited to, benefits from the NonBargaining Employees Pension Plan ("NonBargaining Plan"), the Olin Senior Executive Pension Plan or another pension plan of the Company (collectively, "Other Olin Plans") the maximum annual benefit to such individual hereunder shall not exceed 50% of his or her Average Compensation (as defined in the NonBargaining Plan) less (a) the amount of annual retirement allowance from all Other Olin Plans and all pension plans of the individual's previous employers and (b) 50% of the individual's Primary Social Security Benefit (as defined in the NonBargaining Plan).

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     2.2  Years of Service.  A twelve consecutive month period during which an individual served as a Director of the Company shall constitute a Year of Service under the Plan.


                            Article III.  Benefits

     3.1A Application of Sections 3.1, 3.2 and 3.3. Each Director eligible to participate in the Plan on the date of adoption of this Section 3.1A and each eligible Director thereafter elected for the first time, may, at least 12 months prior to the date he or she ceases to be a Director, elect to have the provisions of Sections 3.1, 3.2 and 3.3 below apply. In the absence of such an election, which shall be in writing and filed with the Secretary of the Company, Sections 3.1, 3.2 and 3.3 shall be of no force or effect with respect to such Director or his spouse and Section 3.4 shall apply.

     3.1 Amount of Benefit. The benefit payable under the Plan shall be an annual benefit equal to a percentage, determined in accordance with the following schedule, of the annual retainer for service on the Board in effect immediately prior to the individual's retirement from the Board:

                                   Percentage of
     Whole Years of Service        Annual Retainer

           5 Years                     50%
           6 Years                     60%
           7 Years                     70%
           8 Years                     80%
           9 Years                     90%
          10 Years                    100%

     3.2 Payment of Benefits. The annual benefit provided for in Section 3.1 shall be payable in quarterly installments on March 31, June 30, September 30 and December 31, in an amount equal to one-fourth of the annual benefit, commencing as of March 31 of the calendar year following the year in which occurs the later of (i) the Director's 65th birthday or (ii) the Director's retirement from the Board. Payments will continue for the life of the

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Director with the last payment being made on the payment date next preceding the Director's date of death, subject to the provisions for a surviving spouse's death benefit contained in Section 3.3.

     3.3  Surviving Spouse Benefit.

          (a) The surviving spouse of a non-employee Director who was eligible for a benefit under the Plan and who dies while serving on the Board shall receive a surviving spouse benefit equal to 50% of the benefit that would have been paid to the non-employee Director had he retired from the Board on the date he died.

          (b) The surviving spouse of a former non-employee Director who dies while receiving payments from the Plan, shall receive a survivors benefit equal to 50% of the payments which were being paid to the decedent under the Plan.

          (c) Notwithstanding (a) or (b) above, if the surviving spouse is more than four years younger than the non-employee Director, the surviving spouse benefit shall be reduced so that the present value of the spouse's lifetime benefit, as determined by the Company, is the same as it would have been if he or she was four years younger than the non-employee Director.

          (d) Payments to the surviving spouse will commence on the first payment date following the date of the non-employee Director's death and continue for the life of the surviving spouse, with the last payment due on the payment date next preceding the surviving spouse's date of death.

     3.4 Payment of Lump Sum Benefit. Except in the case of a Director who has filed an election to receive installment benefits in accordance with
Section 3.1A, when a Director entitled to benefits under the Plan retires, dies or otherwise ceases to be a Director of the Company (the "Termination Date"), the Director, or in the case of his or her death, the surviving spouse of the Director, shall automatically be paid a lump sum amount in cash in full satisfaction of any benefit payable under this Plan. Such lump sum shall be calculated as an amount equal to the actuarial present value of the annual benefit which would otherwise had been paid to the Director under Section 3.1 and such surviving spouse under Section 3.3,

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discounted to the present value using the settlement rate under the Financial
Accounting Standard No. 87 (or any successor standard then in effect) applied by the Company to determine its annual pension expense as of the January 1 immediately preceding the Director's Termination Date. If a Director is under age 65 at his or her Termination Date, the above calculation shall assume a Termination Date at age 65. Such actuarial present value shall be determined by the actuary then providing actuarial services to the Olin Corporation Employees Pension Plan. Such lump sum payment shall be made as of the January 1 following the end of the calendar year in which occurs the Director's Termination Date and shall be in lieu of any benefits under the Plan.


                        Article IV.  Change In Control

     4.1A Application of Sections 4.1 and 4.2. Section 4.1 and Section 4.2 shall be applicable only to a Director who has elected, as provided in Section 3.1A, to have the provisions of Sections 3.1, 3.2 and 3.3 apply or to a former Director or spouse who is receiving quarterly installment payments under the Plan.

     4.1 Change in Control. A "Change in Control" for purposes of the Plan shall be deemed to have occurred if (i) the Company ceases to be publicly owned with at least 1,000 stockholders; (ii) a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a group (or a "person" within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act"), other than the Company, a majority-owned subsidiary of the Company or an employee benefit plan of the Company or such subsidiary, become(s) the "beneficial owner" (as defined in Rule 13d-3 under the Act) of 20% or more of the then outstanding voting stock of the Company; (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company's Board of Directors (together with any new Director whose election by the Company's Board of Directors or whose nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the Directors then

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still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office; or (iv) the Company's Board of Directors determines that a tender offer for the Company's shares indicates a serious intention by the offeror to acquire control of the Company.

     4.2 Lump Sum Payment. Upon a Change in Control, each individual then entitled to benefits under the Plan, including for this purpose, each non-employee Director who has met the service requirements for such benefits but is not yet receiving payments, shall automatically be paid a lump sum amount in cash by the Company equal to the actuarial present value of such benefits discounted to present value using the settlement rate under Financial Accounting Standard No. 87 (or any successor standard then in effect) applied by the Company on the January 1 next preceding or coinciding with the date of the Change in Control applied to each future payment from the time it ordinarily would have become payable to the date of the Change in Control.
Such actuarial present value shall be determined by the actuary then providing actuarial services to the Company's Salaried Pension Plan. Such lump sum payment shall be made immediately upon a Change in Control regardless of the age of the individual at the time and shall be in lieu of any benefits under the Plan which might otherwise become due thereafter. If a Director is less than age 65 on the date of a Change in Control, the above calculation shall assume the Change in Control occurred at age 65. In the event such lump sum payment shall be subject to tax under Section 4999 of the Internal Revenue Code or a successor provision ("4999"), such payment shall be increased so that after paying the tax imposed by 4999 and the income tax on the amount of the increase provided by this sentence, the payee will have received a net payment equal to that which he or she would have received if 4999 did not apply.

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                              Article V.  General

     5.1  Administration.  The Plan will be administered by the Vice President
- - Human Resources of the Company or other Officer of the Company having substantially similar responsibilities. All decisions by such executive with respect to interpretation of the terms of the Plan or questions or disputes arising under the Plan shall be final and binding.

     5.2 Removal from the Plan; Non-Payment of Benefits. Any Director may be removed from the Plan by the Directors Committee of the Board at any time for cause, whether or not the Director has begun to receive payments under the Plan, provided that the Director and his or her spouse shall not be required to return any payments made prior to removal. Cause for purposes of this Section
5.2 means the willful engaging by a Director in misconduct significantly and demonstrably injurious to the Company or in conduct constituting a felony or fraud. Neither the Director nor his or her spouse shall be entitled to receive any payments from the Plan from and after the date of the removal of the director nor shall any such individual have any cause of action as a result of such removal.

     5.3 Liability for Payment. The obligations of the Company hereunder shall not be funded in any manner. The rights of any person to receive benefits under the Plan are limited to those of a general creditor of the Company.

     5.4 Amendment and Termination. The Plan may be amended or terminated at any time or from time to time by the Board without adversely affecting rights, if any, of non-employee Directors accrued prior to the date of such amendment or termination.

     5.5 Assignability. No right to payment or any other interest under the Plan shall be assignable or subject to attachment, execution or levy of any kind.

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     5.6  Consulting.  Each individual receiving benefits under the Plan, and in consideration therefor, shall be expected to be available for a one-year period following his retirement from the Board, to consult, upon reasonable request, with the Chief Executive Officer of the Company and with the Board, provided that such consulting shall be on a basis which is consistent with the individual's retirement, age and health, and his other business affiliations.